Exhibit 99.1

Delta Apparel Reports Fourth Quarter and Fiscal Year 2010 Results

4Q10 Revenue Increased 20.5% to $126.2 Million

4Q10 Diluted EPS Increased 36.2% to $0.64

FY10 Revenue Increased 19.5% to a Record $424.4 Million

FY10 Diluted EPS Increased 84.2% to $1.40

Company Reiterates Fiscal Year 2011 Outlook

GREENVILLE, S.C.--(BUSINESS WIRE)--August 19, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today reported financial results for its fourth quarter and fiscal year ended July 3, 2010.

Fourth Quarter Highlights

  Net sales increased 20.5% to $126.2 million from $104.7 in the year ago period
  Gross margins improved 70 basis points to 23.9%
  Net income increased 40.8% to $5.7 million versus $4.0 million in the prior year
  Diluted EPS increased 36.2% to $0.64 versus $0.47 in the year ago period

Fiscal 2010 Highlights

  Net sales increased 19.5% to a record $424.4 million from $355.2 million in the prior year
  Gross margins improved 220 basis points to 23.7%
  Net income increased 88.8% to $12.2 million versus $6.5 million in fiscal year 2009
  Diluted EPS increased 84.2% to $1.40 compared to $0.76 last fiscal year

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “We are encouraged to have achieved our seventh consecutive year of sales growth. For the second successive year, each of our business units increased revenue, driving 14% organic growth on top of 8% organic growth in the prior year. We continue to gain new customers, expand business relationships with existing customers, add new license and marketing agreements, and expand our value-added services for our customers. Our flexible manufacturing platform is supporting our growth and is currently running near capacity. We have recently added equipment at Ceiba Textiles which should enhance our output and we expect to make additional investments as needed in fiscal year 2011 to support our long-term sales growth.”

Retail-Ready Apparel Segment Review

The retail-ready segment sales were $53.8 million in the fourth quarter of fiscal year 2010 compared to $50.0 million in the prior year fourth quarter. The 7.6% fourth quarter organic growth was driven by strong sales to department stores, independent sporting goods stores and outdoor retailers. For the full year, sales in the retail-ready segment grew 26.7%, or $41.7 million, to $197.8 million. This was achieved from 14% organic sales growth plus the additional revenue from To The Game, which was acquired in the fourth quarter of fiscal year 2009. The Company believes strong consumer demand for its branded and licensed products allowed it to expand product categories and increase retail doors carrying its products, resulting in organic sales growth in fiscal year 2010. Gross margins in the retail-ready segment were 39.7% in the fourth quarter and 38.7% for the full fiscal year. Operating income was $5.8 million in the fourth quarter and $17.8 million for fiscal year 2010 compared to $17.6 million in the prior fiscal year.

Activewear Apparel Segment Review

The activewear segment had sales of $72.4 million for the quarter ended July 3, 2010, an increase of 32.2% compared to the prior year fourth quarter driven from sales growth in both catalog and private label products. For the full year, revenue increased $27.6 million, or 13.8%, to $226.6 million compared to $199.0 million in the prior year. The revenue increase was volume driven from increased unit sales of catalog products. Gross margins in the activewear segment were 12.2% in the fourth quarter and 10.7% for the full fiscal year. The activewear segment returned to profitability in the third fiscal quarter of 2010 and reported operating income of $2.7 million in the fourth fiscal quarter. Operating income was $2.4 million in fiscal year 2010, an improvement of $7.8 million from the operating loss of $5.4 million in fiscal year 2009.

Fiscal 2011 Guidance

The Company reiterates its fiscal year 2011 outlook for sales and earnings. For the fiscal year ending July 2, 2011, the Company still expects net sales to be in the range of $455 to $465 million and earnings to be in the range of $1.55 to $1.70 per diluted share. The sales outlook for fiscal 2011 includes anticipated organic growth of approximately 5% after adjusting for one less week in fiscal 2011, and approximately $25 million in additional revenues from The Cotton Exchange, which we recently acquired.

The Company remains concerned about the challenging economic conditions which continue to impact consumer demand for apparel. In addition, volatile cotton prices, global yarn shortages and limited capacities in cargo freight have created further short-term challenges in the apparel marketplace. In determining its expectations for the upcoming year, the Company believes it has taken into consideration these heightened risk factors.

Mr. Humphreys concluded, “We reached many milestones during fiscal year 2010 and are excited about the opportunities we have as fiscal year 2011 begins. We have completed several strategic marketing and operational initiatives that we believe position us for continued organic growth. In addition, the recent acquisition of The Cotton Exchange should allow us to expand our collegiate and licensed offerings to new and existing customers in the bookstore, retail and military markets. Although the apparel marketplace remains very difficult, we believe we are positioned to continue our trends of sales and earnings growth which should build greater value for our shareholders in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-1496. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from August 19, 2010 through September 18, 2010. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 6401514.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the availability of raw materials and transportation capacity; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Jul 3, 2010	Jun 27, 2009	Jul 3, 2010	Jun 27, 2009

Net Sales	$126,187	$104,739	$424,411	$355,197
Cost of Goods Sold	96,028	80,431	323,628	278,758
Gross Profit	30,159	24,308	100,783	76,439

Selling, General and Administrative	21,531	18,538	80,695	64,388
Other Income, Net	(115)	145	74	96
Operating Income	8,513	5,915	20,162	12,147

Interest Expense, Net	704	1,049	3,509	4,718

Income Before Provision for Income Taxes	7,809	4,866	16,653	7,429

Provision for Income Taxes	2,142	842	4,466	973

Net Income	$5,667	$4,024	$12,187	$6,456

Weighted Average Shares Outstanding
Basic	8,516	8,503	8,514	8,502
Diluted	8,861	8,507	8,733	8,502

Net Income per Common Share
Basic	$0.67	$0.47	$1.43	$0.76
Diluted	$0.64	$0.47	$1.40	$0.76

		Jul 3, 2010	Jun 27, 2009

Current Assets
Cash		$687	$654
Receivables, Net		60,991	57,884
Income Tax Receivable		-	1,755
Inventories, Net		116,599	125,887
Deferred Income Taxes		3,162	3,475
Other Assets		3,475	3,387
Total Current Assets		184,914	193,042

Noncurrent Assets
Property, Plant & Equipment, Net		37,694	36,480
Goodwill and Other Intangibles, Net		25,442	23,928
Other Noncurrent Assets		3,283	3,543
Total Noncurrent Assets		66,419	63,951

Total Assets		$251,333	$256,993

Current Liabilities
Accounts Payable and Accrued Expenses		$53,321	$51,955
Income Tax Payable		712	-
Current Portion of Long Term Debt		5,718	5,718
Total Current Liabilities		59,751	57,673

Noncurrent Liabilities
Long-Term Debt		62,355	85,936
Deferred Income Taxes		1,826	1,223
Other Noncurrent Liabilities		1,687	16
Total Noncurrent Liabilities		65,868	87,175

Stockholders' Equity		125,714	112,145

Total Liabilities and Stockholders' Equity		$251,333	$256,993

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
ICR, Inc.
Investor Relations Contact:
Brendon Frey, 203-682-8200